Exhibit 99.1

Treace Announces Upcoming Board Chair Transition

PONTE VEDRA, Fla., April 7, 2025 -- Treace Medical Concepts, Inc. ("Treace" or the "Company") (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of bunions and related midfoot deformities through its flagship Lapiplasty® and Adductoplasty® Procedures, today announced that its Board of Directors has appointed John. T. Treace, Chief Executive Officer and Founder of Treace, as the Chairman of the Board to be effective immediately following the 2025 annual meeting of stockholders. Mr. John. T. Treace will succeed James T. Treace, who notified the Board that he will retire from the Board when his current term as a director ends at the 2025 Annual Meeting of Stockholders, which is expected to occur on May 20, 2025. John T. Treace will continue to serve as Chief Executive Officer and will assume the role of Chairman of the Board immediately following the 2025 Annual Meeting of Stockholders. Richard W. Mott will continue to serve as the lead independent director.

“It has been a privilege to serve as Chair of Treace’s Board of Directors since the Company’s inception in 2014,” said James T. Treace. “We are excited about our expanded bunion portfolio and look forward to delivering additional innovations to address the evolving needs of our surgeon customers for the rest of 2025 and beyond, positioning us to drive further penetration in the bunion market. This is the right time to elevate new leadership to our Board to guide the Company during this next exciting chapter. John founded this Company and has extensive strategic, operational, and executive leadership experience as well as deep knowledge of the market, which will serve the Board, the Company, and our stockholders well. I have the utmost faith in his ability to continue to steward innovation and success at Treace.”

Mr. James T. Treace has served as the Founder and President of J&A Group, LLC, a privately funded medical device investment and consulting company since 2000. Before that, from 1996 to 1999, Mr. Treace served as Chief Executive Officer, President and Chairman of the Board of Xomed Surgical Products, Inc. until it was acquired by Medtronic plc. Prior to that, he served as Chief Executive Officer and Chairman of the Board of TreBay Medical Corp., an orthopaedic and microsurgical device company from 1993 to 1996. From 1981 to 1990 he served as President and Chief Executive Officer of Concept, Inc now known as Conmed Linvatec. Prior to that, Mr. Treace served as Executive Vice President of Richards Medical, now known as Smith & Nephew from 1966 to 1981. Mr. Treace previously served as Chairman of the Boards of Kyphon, Inc., now part of Medtronic plc, Wright Medical, acquired by Stryker Corporation, American Medical System, Inc., now part of Endo Pharmaceuticals and Keystone Dental, Inc.

“I am honored to be appointed Chairman of the Board during this evolutionary time for the Company,” said Mr. John T. Treace. “Jim’s mentorship has been invaluable, and I know that I speak for the entire Board when I say that his unwavering service and dedication to the Company has been a meaningful part of its operational success. As we move into this next phase of leadership and growth at Treace, the entire Board and management team remain resolute in our commitment to creating exceptional value for our customers, stockholders and employees.”

Richard W. Mott, Lead Independent Director of Treace, stated, “I extend my heartfelt thanks to Jim for his generous dedication and service, and congratulate John on his well-deserved appointment as Chairman of the Treace Board. Over the last 11 years, John has been integral to our strategic evolution. He deeply understands our businesses and shares our passion for innovation, continuous improvement, and success.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All

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statements other than statements of historical fact are forward-looking statements, including, but not limited to, the Company’s expectations regarding the Board chair transition, the delivery of additional innovations in 2025 and beyond and its further penetration in the bunion market. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of Treace’s public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 27, 2025. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion and related midfoot deformities. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot and affect approximately 67 million Americans, of which Treace estimates 1.1 million are annual surgical candidates. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction® System – a combination of instruments, implants, and surgical methods designed to surgically correct all three planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. To further support the needs of bunion patients, Treace has introduced its Adductoplasty® Midfoot Correction System, designed for reproducible surgical correction of midfoot deformities, the SpeedMTP™ Rapid Compression Implant for addressing bunions through big toe joint fusions, and two systems for minimally invasive osteotomy surgeries: the Nanoplasty™ 3D Minimally Invasive Bunion Correction System and the Percuplasty™ Percutaneous 3D Bunion Correction System. The Company continues to expand its footprint in the foot and ankle market with the introduction of its SpeedPlate™ Rapid Compression Implants, an innovative fixation platform with broad versatility across Lapiplasty® and Adductoplasty® procedures, as well as other common bone fusion procedures of the foot. For more information, please visit www.treace.com.

To learn more about Treace, connect with us on LinkedIn, X, Facebook and Instagram.

Contacts:

Treace Medical Concepts, Inc.

Mark L. Hair
Chief Financial Officer
mhair@treace.net
(904) 373-5940

Investors:

Gilmartin Group
Vivian Cervantes
IR@treace.net

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